Exhibit 21.1


                     Subsidiaries of Summit Properties Inc.

1.  Summit Properties Partnership, L.P., a North Carolina limited partnership
2.  Summit Financing, Inc., a North Carolina corporation
3.  Summit Southwest I, Inc., a Maryland corporation
4.  Summit Southwest GP, Inc., a Maryland corporation